EXECUTION COPY

NORTHWESTERN CORPORATION

$55,000,000

First Mortgage Bonds, 6.05% Series due 2018

______________

BOND PURCHASE AGREEMENT

______________

Dated May 1, 2008

-ii-

Schedule 5.5	Financial Statements

Schedule 5.7	Required Approvals

Schedule 5.15	Existing Indebtedness

Schedule 5.20	Filings

Exhibit A	Form of Supplement

Exhibit 4.4(a)(i)	Form of Opinion of Special Counsel for the Company

Exhibit 4.4(a)(ii)	Form of Opinion of Local Counsel for the Company

Exhibit 4.4(a)(iii)	Form of Opinion of General Counsel for the Company

Exhibit 4.4(b)	Form of Opinion of Special Counsel for the Purchasers

-iii-

FIRST MORTGAGE BONDS, 6.05% SERIES DUE 2018

May 1, 2008

TO EACH OF THE PURCHASERS LISTED IN

Schedule A Hereto:

Ladies and Gentlemen:

NorthWestern Corporation (formerly known as NorthWestern Public Service Company), a corporation organized and existing under the laws of the State of Delaware (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

Section 1.	Description of Bonds.

The Company will authorize the issue and sale of $55,000,000 aggregate principal amount of its First Mortgage Bonds, 6.05% Series due May 1, 2018 (the “Bonds”). The Bonds will be issued under and secured by a General Mortgage Indenture and Deed of Trust dated as of August 1, 1993 from the Company to The Bank of New York (successor to The Chase Manhattan Bank (National Association)) as Trustee (the “Original Indenture”), as amended and supplemented by seven supplemental indentures including the first dated as of August 15, 1993, the second dated as of August 1, 1995, each of the third, fourth and fifth dated as of September 1, 1995, the sixth dated as of February 1, 2003 and the seventh dated as of November 1, 2004 and as further supplemented and amended by an eighth supplemental indenture dated as of May 1, 2008 (the “Supplement”) which will be substantially in the form attached hereto as Exhibit A, with such changes therein, if any, as shall be approved by the Purchasers and the Company. The Original Indenture, as supplemented by each of the aforementioned eight supplemental indentures, including the Supplement, is hereinafter referred to as the “Indenture.” Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 2.	Sale and Purchase of Bonds.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Bonds in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 3.	Closing.

The sale and purchase of the Bonds to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe, Chicago, IL, at 10:00 a.m., Chicago time, at a closing (the “Closing”) on May 1, 2008 or on such other Business Day thereafter on or prior to May 2, 2008 as may be agreed upon by the Company and the Purchasers. At the Closing the Company will deliver to each Purchaser the Bonds to be purchased by such Purchaser in the form of a single Bond (or such greater number of Bonds in denominations of at least $1,000 as such Purchaser may request) dated the date of the Closing, authenticated by the Trustee and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 153910224325 at US BANK N.A., 800 Nicollet Mall, Minneapolis, MN 55402, ABA number 123000848, account name NORTHWESTERN CORPORATION GENERAL ACCOUNT. If at the Closing the Company shall fail to tender such Bonds to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

Section 4.	Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Bonds to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s reasonable satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1.       Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

Section 4.2.       Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Bonds (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing.

Section 4.3.       Compliance Certificates. The Company shall have performed and complied with all agreements and conditions contained in the Indenture which are required to be performed or complied with by the Company for the issuance of the Bonds. In addition the Company shall have delivered the following certificates:

(a)        Officer’s Certificates. The Company shall have delivered to such Purchaser (i) an Officer’s Certificate certifying that the conditions specified in Section 4 have been fulfilled, (ii) an Officer’s Certificate regarding no Event of Default pursuant to Section 4.01(a)(vi) of the Indenture and (iii) an Officer’s Certificate regarding retired bonds pursuant to Section 4.04(b)(ii) of the Indenture, in each case, dated the date of the Closing.

(b)        Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Bonds and this Agreement.

Section 4.4.       Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) (i) from Leonard, Street and Deinard, counsel for the Company, (ii) from local counsel to the Company, and (iii) from general counsel for the Company covering the matters set forth in Exhibits 4.4(a)(i), 4.4(a)(ii) and 4.4(a)(iii), respectively, and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinions to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5.       Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Bonds shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact regarding the Company and its Subsidiaries as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.       Sale of Other Bonds. Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Bonds to be purchased by it at the Closing as specified in Schedule A.

Section 4.7.       Payment of Special Counsel Fees. Without limiting the provisions of Section 9, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.8.       Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Bonds.

Section 4.9.       Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10.      Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Bonds is to be deposited.

Section 4.11.      Commission Approval. The Federal Energy Regulatory Commission (the “FERC”) shall have issued an appropriate order authorizing the issue and sale of the Bonds, and said order shall remain in full force and effect as of the date of Closing. The issuance and effectiveness of such order shall be a condition precedent to the Company’s obligations to sell the Bonds.

Section 4.12.      UCC Financing Statements and the Supplement. All UCC Financing Statements, the Supplement, or other instruments with respect thereto as may be necessary, shall have been duly filed or recorded by any debtor party in such manner and in such places as is described in Schedule 4.12 (the “Collateral Filings”) and no other UCC Financing Statements or instruments shall be required to be filed to perfect the security interests and liens of the Trustee in the Mortgaged Property created by or pursuant to the Indenture that can be perfected by filing a UCC Financing Statement under the UCC.

Section 4.13.      Compliance with Indenture. The Company shall have performed and complied with all agreements and conditions contained in the Indenture which are required to be performed or complied with by the Company for the issuance of the Bonds.

Section 4.14.      Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 5.	Representations and Warranties of the Company.

The Company represents and warrants to each Purchaser that:

Section 5.1.       Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Financing Agreements and to perform the provisions hereof and thereof.

Section 5.2.       Authorization, Etc. The Financing Agreements have been duly authorized by all necessary corporate action on the part of the Company, and the Financing Agreements constitute, and upon execution and delivery thereof by the Company and authentication by the Trustee, each Bond will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.       Disclosure. The Company, through its agent, Deutsche Bank Securities, Inc., has delivered to each Purchaser a copy of a Memorandum, dated March 17, 2008 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement, the Memorandum and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to March 31, 2008 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2007, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4.       Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company’s Affiliates, other than Subsidiaries, and (iii) of the Company’s directors and senior officers.

(b)       All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c)       Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)       No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 or Schedule 5.15 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5.       Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6.       Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of the Financing Agreements will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than the continuing Lien of the Indenture) in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7.       Governmental Authorizations, Etc. No consent, approval, authorization, or order of, or filing with, or declaration with, any Governmental Authority or body or any court is required for the consummation of the transactions contemplated by the Financing Agreements in connection with the issuance and sale of the Bonds by the Company except for filings with or the orders of the FERC, or as have already been obtained and which are set forth in Schedule 5.7.

The issuance and sale of the Bonds has been authorized by order of the FERC, which is in full force and effect. No comment or notice of protest or intervention has been filed with the FERC by any third party in respect of the FPA Section 204 authorization issued by FERC on March 26, 2008 (the “FERC 204 Approval”), and the Company in good faith does not expect the FERC 204 Approval to be overturned, amended or modified during the applicable appeal period therefor.

Section 5.8.       Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)       Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9.       Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 1999.

Section 5.10.      Title to Property; Leases. The Company has good and marketable fee simple title to all properties owned by it which are subject to the Indenture, subject only (a) to the Lien of the Indenture, (b) to Permitted Liens (as defined in the Indenture) and (c) to minor exceptions and defects which do not, in the aggregate, materially interfere with the use by the Company of such properties for the purposes for which they are held, materially detract from the value of said properties or in any material way impair the security afforded by the Indenture. Such properties constitute and comprise substantially all of the utility properties directly owned by the Company in the States of South Dakota, North Dakota, Nebraska and Iowa. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11.      Licenses, Permits, Etc. (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b)      To the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c)       To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

Section 5.12.      Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)      The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $50,000,000 in the aggregate for all Plans. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)       The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)      The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not more than $40,000,000.

(e)       The execution and delivery of this Agreement and the issuance and sale of the Bonds hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Bonds to be purchased by such Purchaser.

Section 5.13.      Private Offering by the Company; Qualification of Indenture. (a) Neither the Company nor anyone acting on its behalf has offered the Bonds or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and not more than 50 other Institutional Investors, each of which has been offered the Bonds at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Bonds to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

(b)       Neither the execution and delivery of the Financing Agreements nor the consummation of the transactions contemplated thereby, including the issuance and sale of the Bonds , will require the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

Section 5.14.      Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Bonds as set forth in Section 6 of the Memorandum. No part of the proceeds from the sale of the Bonds hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.      Existing Indebtedness; Future Liens. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of December 31, 2007 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)       Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien.

(c)       Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.15.

Section 5.16.      Foreign Assets Control Regulations, Etc. (a) Neither the sale of the Bonds by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)       Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c)       No part of the proceeds from the sale of the Bonds hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

Section 5.17.      Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, or the ICC Termination Act of 1995, as amended.

Section 5.18.      Environmental Matters. (a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)       Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c)       Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(d)       All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.19.      Lien of Indenture. The Indenture (excluding the Supplement) constitutes, and the Indenture, when the Supplement shall have been duly filed for recording and recorded, will constitute, a valid and enforceable first mortgage lien for the equal and proportionate security of the mortgage bonds issued or to be issued thereunder, upon substantially all of the physical properties of the Company (other than the Excepted Property) which are specifically described therein as subject to the lien thereof and which are used or useful in the conduct of the Company’s utility business in South Dakota, North Dakota, Nebraska and Iowa, free from all prior liens, charges or encumbrances other than (a) Permitted Liens (as defined in the Indenture); and (b) in the case of property acquired after the date of the original execution and delivery of the Indenture, vendors’ liens, purchase money mortgages and any other liens thereon at the time of acquisition thereof, except to the extent that enforceability of such lien may be limited by the effect that the law of the jurisdictions in which the physical properties covered thereby are located may have upon the remedies provided in the Indenture. Such limitations, however, do not make the remedies afforded inadequate for the realization of the material benefits of the security provided by the Indenture; provided that (x) enforceability of such lien may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights, and (y) the availability of specific performance, injunctive relief, or other equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought. The after-acquired property clause in the Indenture subjects to the lien thereof all after-acquired utility property of the Company’s utility business in South Dakota, North Dakota, Nebraska and Iowa as provided therein (except such after-acquired property as may be deemed to be Excepted Property or is otherwise expressly excepted from the lien of the Indenture), provided, however, that with respect to after-acquired real property in the states of Nebraska and Iowa, a supplemental indenture must be recorded in order to subject such after-acquired property to the Lien of the Indenture.

Section 5.20.      Filings. Except for those filings described in Schedule 5.20, no filing or recording of the Supplement is necessary to perfect the lien of the Indenture upon the properties now owned by the Company and intended to be subject thereto or to extend such lien for the benefit of the Bonds to be issued thereunder; no re-recording or refiling of the Indenture or any other instruments or documents (except for periodic filings which extend the effectiveness of financing statements) is required to preserve and protect the lien of the Indenture. Under the present laws of the states in which the property intended to be subject to the lien of the Indenture is located, no further supplemental indentures or other instruments or documents are required to be executed, filed and/or recorded to extend the lien of the Indenture to after-acquired property; however, the Company is required pursuant to Section 6.08 of the Indenture to promptly record and file the Supplement.

Section 5.21.      Class “A” Bonds. No Class “A” Bonds or other obligations are outstanding under any Class “A” Mortgage as of the date of Closing.

Section 6.	Representations of the Purchasers.

Section 6.1.       Purchase for Investment. Each Purchaser severally represents that it is purchasing the Bonds for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser severally represents that it and each party referenced in the preceding sentence on whose account Bonds are purchased by such Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. Each Purchaser understands that the Bonds have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Bonds and that a legend will be placed on the Bonds reflecting these circumstances.

Section 6.2.       Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Bonds to be purchased by such Purchaser hereunder:

(a)        the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)        the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)        the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)        the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e)        the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)        the Source is a governmental plan; or

(g)        the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)        the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7.	Information as to Company.

Section 7.1.       Financial and Business Information. The Company shall deliver to each holder of Bonds that is an Institutional Investor:

(a)        Quarterly Statements — within 60 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)        a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)       consolidated statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at: http//www.northwesternenergy.com) and shall have given each Purchaser prompt notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b)        Annual Statements — within 105 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of

(i)        a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii)       consolidated statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to stockholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;

(c)        SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material; provided that the Company shall be deemed to have made such delivery of such materials in clauses (i) and (ii) of this Section 7.1(c) if it shall have timely made Electronic Delivery thereof (to the extent delivery in such manner is available).

(d)        Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)        ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)        with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)       the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multi-employer Plan that such action has been taken by the PBGC with respect to such Multi-employer Plan; or

(iii)       any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)       Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g)        Supplemental Indentures — promptly, and in any event within five days after the execution and delivery thereof, a copy of any indenture supplemental to the Indenture that the Company from time to time may hereafter execute and deliver; and

(h)        Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Bonds as from time to time may be reasonably requested by any such holder of Bonds.

Section 7.2.       Officer’s Certificate. Each set of financial statements delivered to a holder of Bonds pursuant to Section 7.1(b) shall be accompanied by a certificate of a Senior Financial

Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Bonds):

Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3.       Visitation. The Company shall permit the representatives of each holder of Bonds that is an Institutional Investor:

(a)        No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)        Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

Section 8.	Covenants.

(a)       The Company will not, and will not allow any Subsidiary to, issue Class “A” Bonds under any Class “A” Mortgage or to incur any other obligations under any Class “A” Mortgage while the Bonds are outstanding.

(b)      The Company shall file the Supplement in a timely manner in all locations necessary in South Dakota, North Dakota, Nebraska and Iowa and in any event, the Company shall use commercially reasonable best efforts to file such Supplement within 30 days of the date of Closing.

Section 9.	Expenses, Etc.

Section 9.1.       Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Bond in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of any Financing Agreement (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under any Financing Agreement or in responding to any subpoena or other legal process or informal investigative demand issued in connection with any Financing Agreement, or by reason of being a holder of any Bond, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Bonds and (c) the costs and expenses incurred in connection with the initial filing of any Financing Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,000 per series. The Company will pay, and will save each Purchaser and each other holder of a Bond harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Bonds).

Section 9.2.       Survival. The obligations of the Company under this Section 9 will survive the payment or transfer of any Bond, the enforcement, amendment or waiver of any provision of this Agreement or the Bonds, and the termination of this Agreement and the discharge of the Indenture.

Section 10.	Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Bonds, the purchase or transfer by any Purchaser of any Bond or portion thereof or interest therein and the payment of any Bond, and may be relied upon by any subsequent holder of a Bond, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Bond. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, the Financing Agreements embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 11.	Amendments and Waivers.

Any term of this Agreement may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of more than 50% in principal amount of the Bonds at the time outstanding. Any amendment or waiver effected in accordance with this Section 11 shall be binding upon each holder of any Bond at the time outstanding, each future holder of any Bond and the Company. Bonds directly or indirectly held by the Company or any Affiliate of the Company shall not be deemed outstanding for purposes of determining whether any amendment or waiver has been effected in accordance with this Section 11.

Section 12.	Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i)       if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)       if to any other holder of any Bond, to such holder at such address as such other holder shall have specified to the Company in writing,

(iii)       if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Treasurer, or at such other address as the Company shall have specified to the holder of each Bond in writing; or

(iv)       if to the Trustee, to the Trustee at its address set forth in Section 1.08 of the Indenture or at such other address as the Trustee shall have specified to the Company and each other party hereto in writing.

Notices under this Section 12 will be deemed given only when actually received.

Section 13.	Indemnification.

The Company hereby agrees to indemnify and hold the Purchasers harmless from, against and in respect of any and all loss, liability and expense (including reasonable attorneys’ fees) arising from any misrepresentation or nonfulfillment of any undertaking on the part of the Company under this Agreement, or from any misrepresentation in, or omission from, this Agreement or any other instrument given, or to be given, to the Purchasers pursuant to this Agreement. The indemnification obligations of the Company under this Section 13 shall survive the execution and delivery of this Agreement, the delivery of the Bonds to the Purchasers and the consummation of the transactions contemplated herein.

Section 14.	Miscellaneous.

Section 14.1.      Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Bond) whether so expressed or not.

Section 14.2.      Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

Section 14.3.      Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 14.4.      Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 14.5.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 14.6.      Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 14.7.      Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Bonds. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)      The Company consents to process being served by or on behalf of any holder of Bonds in any suit, action or proceeding of the nature referred to in Section 14.7(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 12 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)       Nothing in this Section 14.7 shall affect the right of any holder of a Bond to serve process in any manner permitted by law, or limit any right that the holders of any of the Bonds may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)      THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE BONDS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

NORTHWESTERN CORPORATION

By

Name:

Its:

This Agreement is hereby accepted and agreed to as of the date thereof.

ING USA ANNUITY AND LIFE INSURANCE COMPANY

RELIASTAR LIFE INSURANCE COMPANY

ING LIFE INSURANCE AND ANNUITY COMPANY

By:	ING Investment Management LLC, as Agent

By

Name: Christopher P. Lyons

Title:	Senior Vice President

This Agreement is hereby accepted and agreed to as of the date thereof.

HARTFORD LIFE INSURANCE COMPANY

By:	Hartford Investment Management Company, Its Agent and Attorney-in-Fact

By

Name:

Title:

This Agreement is hereby accepted and agreed to as of the date thereof.

PHYSICIANS LIFE INSURANCE COMPANY

By:	Hartford Investment Management Company, Its Investment Manager

By

Name:

Title:

Acknowledgement and Consent

The undersigned hereby acknowledges receipt of an executed copy of this Agreement.

THE BANK OF NEW YORK, as Trustee

By

Authorized Signatory

INFORMATION RELATING TO PURCHASERS

Name and Address of Purchaser	Principal Amount of Bonds to Be Purchased
ING USA Annuity and Life Insurance Company c/o ING Investment Management LLC 5780 Powers Ferry Road NW, Suite 300 Atlanta, Georgia 30327-4347 Attention: Private Placements Fax Number: (770) 690-5057	$13,000,000

Payments

All payments on account of the Notes shall be made by wire transfer of immediately available funds for credit to:

The Bank of New York Mellon

ABA #021000018

Account:	IOC 566/INST’L CUSTODY (for scheduled principal and interest payments)

or

IOC 565/INST’L CUSTODY (for all payments other than scheduled principal and interest)

For further credit to: ING USA/Acct. 136373

Reference: PPN: 668074 A@6

Each such wire transfer shall set forth the name of the Company, the full title (including the coupon rate, issuance date and final maturity date) of the Bonds on account of which such payment is made, a reference to the PPN, and the due date and application (as among principal, premium and interest) of the payment being made.

Notices

All notices with respect to payments and written confirmation of each such payment to be addressed:

ING Investment Management LLC

5780 Powers Ferry Road NW, Suite 300

Atlanta, Georgia 30327-4347

Attention: Operations/Settlements

Fax Number: (770) 690-4886

SCHEDULE A

(to Bond Purchase Agreement)

All other notices and communications to be addressed as first provided above.

Name of Nominee in which Notes are to be issued: None

Taxpayer I.D. Number: 41-0991508

Name and Address of Purchaser	Principal Amount of Bonds to Be Purchased
ReliaStar Life Insurance Company c/o ING Investment Management LLC 5780 Powers Ferry Road NW, Suite 300 Atlanta, Georgia 30327-4347 Attention: Private Placements Fax Number: (770) 690-5057	$11,300,000

Payments

All payments on account of the Notes shall be made by wire transfer of immediately available funds for credit to:

The Bank of New York Mellon

ABA #021000018

Account:	IOC 566/INST’L CUSTODY (for scheduled principal and interest payments)

or

IOC 565/INST’L CUSTODY (for all payments other than scheduled principal and interest)

For further credit to: RLIC/Acct. 187035

Reference: PPN: 668074 A@6

Each such wire transfer shall set forth the name of the Company, the full title (including the coupon rate, issuance date and final maturity date) of the Bonds on account of which such payment is made, a reference to the PPN, and the due date and application (as among principal, premium and interest) of the payment being made.

Notices

All notices with respect to payments and written confirmation of each such payment to be addressed:

ING Investment Management LLC

5780 Powers Ferry Road NW, Suite 300

Atlanta, Georgia 30327-4347

Attention: Operations/Settlements

Fax Number: (770) 690-4886

All other notices and communications to be addressed as first provided above.

Name of Nominee in which Notes are to be issued: None

Taxpayer I.D. Number: 41-0451140

Name and Address of Purchaser	Principal Amount of Bonds to Be Purchased
ReliaStar Life Insurance Company c/o ING Investment Management LLC 5780 Powers Ferry Road NW, Suite 300 Atlanta, Georgia 30327-4347 Attention: Private Placements Fax Number: (770) 690-5057	$200,000

Payments

All payments on account of the Notes shall be made by wire transfer of immediately available funds for credit to:

The Bank of New York Mellon

ABA #021000018

Account:	IOC 566/INST’L CUSTODY (for scheduled principal and interest payments)

or

IOC 565/INST’L CUSTODY (for all payments other than scheduled principal and interest)

For further credit to: RLIC REIN/Acct. 301612

Reference: PPN: 668074 A@6

Each such wire transfer shall set forth the name of the Company, the full title (including the coupon rate, issuance date and final maturity date) of the Bonds on account of which such payment is made, a reference to the PPN, and the due date and application (as among principal, premium and interest) of the payment being made.

Notices

All notices with respect to payments and written confirmation of each such payment to be addressed:

ING Investment Management LLC

5780 Powers Ferry Road NW, Suite 300

Atlanta, Georgia 30327-4347

Attention: Operations/Settlements

Fax Number: (770) 690-4886

All other notices and communications to be addressed as first provided above.

Name of Nominee in which Notes are to be issued: None

Taxpayer I.D. Number: 41-0451140

Name and Address of Purchaser	Principal Amount of Bonds to Be Purchased
ING Life Insurance and Annuity Company c/o ING Investment Management LLC 5780 Powers Ferry Road NW, Suite 300 Atlanta, Georgia 30327-4347 Attention: Private Placements Fax Number: (770) 690-5057	$7,500,000

Payments

All payments on account of the Notes shall be made by wire transfer of immediately available funds for credit to:

The Bank of New York Mellon

ABA #021000018

Account:	IOC 566/INST’L CUSTODY (for scheduled principal and interest payments)

or

IOC 565/INST’L CUSTODY (for all payments other than scheduled principal and interest)

For further credit to: ILIAC/Acct. No. 216101

Reference: PPN: 668074 A@6

Each such wire transfer shall set forth the name of the Company, the full title (including the coupon rate, issuance date and final maturity date) of the Bonds on account of which such payment is made, a reference to the PPN, and the due date and application (as among principal, premium and interest) of the payment being made.

Notices

All notices with respect to payments and written confirmation of each such payment to be addressed:

ING Investment Management LLC

5780 Powers Ferry Road NW, Suite 300

Atlanta, Georgia 30327-4347

Attention: Operations/Settlements

Fax Number: (770) 690-4886

All other notices and communications to be addressed as first provided above.

Name of Nominee in which Notes are to be issued: None

Taxpayer I.D. Number: 71-0294708

Name and Address of Purchaser	Principal Amount of Bonds to Be Purchased
ING Life Insurance and Annuity Company c/o ING Investment Management LLC 5780 Powers Ferry Road NW, Suite 300 Atlanta, Georgia 30327-4347 Attention: Private Placements Fax Number: (770) 690-5057	$1,000,000

Payments

All payments on account of the Notes shall be made by wire transfer of immediately available funds for credit to:

The Bank of New York Mellon

ABA #021000018

Account:	IOC 566/INST’L CUSTODY (for scheduled principal and interest payments)

or

IOC 565/INST’L CUSTODY (for all payments other than scheduled principal and interest)

For further credit to: ILIAC SA/Acct. No. 216106

Reference: PPN: 668074 A@6

Each such wire transfer shall set forth the name of the Company, the full title (including the coupon rate, issuance date and final maturity date) of the Bonds on account of which such payment is made, a reference to the PPN, and the due date and application (as among principal, premium and interest) of the payment being made.

Notices

All notices with respect to payments and written confirmation of each such payment to be addressed:

ING Investment Management LLC

5780 Powers Ferry Road NW, Suite 300

Atlanta, Georgia 30327-4347

Attention: Operations/Settlements

Fax Number: (770) 690-4886

All other notices and communications to be addressed as first provided above.

Name of Nominee in which Notes are to be issued: None

Taxpayer I.D. Number: 71-0294708

Name and Address of Purchaser	Principal Amount of Bonds to Be Purchased

Hartford Life Insurance Company

c/o Hartford Investment Management Company

c/o Investment Department - Private Placements

Regular Mailing Address:

P. O. Box 1744

Hartford, Connecticut 06144-1744

Overnight Mailing Address:

55 Farmington Avenue

Hartford, Connecticut 06105

Facsimile: (860) 297-8884

$5,000,000 $5,000,000 $5,000,000 $5,000,000

Payments

All payments by wire transfer of immediately available funds to:

JP Morgan Chase

4 New York Plaza

New York, New York 10004

ABA No.: 021000021

Chase NYC/Cust

A/C #900-9-000200 for F/C/T G06641-CRC

Attn: Bond Interest/Principal – NorthWestern Corporation, First Mortgage Bonds, 6.05% Series due 2018

PPN #668074 A@6 Prin $________ Int $________

with sufficient information to identify the source and application of such funds.

Notices

All notices and communications to be addressed as first provided above, except notices with respect to payments, and written confirmation of each such wire transfer to be addressed to:

Hartford Investment Management Company

c/o Portfolio Support

Regular Mailing Address:

P.O. Box 1744

Hartford, Connecticut 06144-1744

Overnight Mailing Address:

55 Farmington Avenue

Hartford, Connecticut 06105

Telefacsimile: (860) 297-8875/8876

Name of Nominee in which Notes are to be issued: None

Taxpayer I.D. Number: 06-0974148

Name and Address of Purchaser	Principal Amount of Bonds to Be Purchased
Physicians Life Insurance Company c/o Hartford Investment Management Company c/o Investment Department - Private Placements Regular Mailing Address: P. O. Box 1744 Hartford, Connecticut 06144-1744 Overnight Mailing Address: 55 Farmington Avenue Hartford, Connecticut 06105 Facsimile: (860) 297-8884	$2,000,000

Payments

All payments by wire transfer of immediately available funds to:

The Northern Trust Company

ABA # 071 000 152

Account # 5186041000

F/C/T Physicians Life Insurance Company - (26-27103-QPL)

Attn: INC/DIV

PPN #668074 A@6 Prin $________ Int $________

Ref: NorthWestern Corporation, First Mortgage Bonds, 6.05% Series due 2018

with sufficient information to identify the source and application of such funds.

Notices

All notices and communications to be addressed as first provided above, except notices with respect to payments, and written confirmation of each such wire transfer to be addressed to:

Physicians Life Insurance Company

2600 Dodge Street

Omaha, NE 68131

Attention: Steve Scanlon

Facsimile: (402) 633-1096

Name of Nominee in which Notes are to be issued: ELL & CO.

Taxpayer I.D. Number: 47-0529583

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Bonds” is defined in Section 1.

“Business Day” means for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Class “A” Bonds” is defined in the Indenture.

“Class “A” Mortgage” is defined in the Indenture.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral Filings” is defined in Section 4.12.

“Company” means NorthWestern Corporation, a Delaware corporation, d/b/a NorthWestern Energy, or any successor.

SCHEDULE B

(to Bond Purchase Agreement)

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in the Indenture.

“FERC” is defined in Section 4.11.

“Financing Agreements” means this Agreement, the Indenture and the Bonds.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)               the government of

(i)        the United States of America or any State or other political subdivision thereof, or

(ii)       any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)        any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)        to purchase such indebtedness or obligation or any property constituting security therefor;

(b)        to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)        to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)        otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Bond the Person in whose name such Bond is registered in the register maintained by the Company.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a)        its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b)       its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)        (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d)        all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)        all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)       the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g)        any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Indenture” is defined in Section 1.

“Institutional Investor” means (a) any Purchaser of a Bond, (b) any holder of a Bond holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Bonds then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Bond.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Bonds, or (c) the validity or enforceability of this Agreement or the Bonds.

“Memorandum” is defined in Section 5.3.

“Mortgaged Property” is defined in the Indenture.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” is defined in the first paragraph of this Agreement.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Related Fund” means, with respect to any holder of any Bond, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, the holders of at least 51% in principal amount of the Bonds at the time outstanding (exclusive of Bonds then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Supplement” is defined in Section 1.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Trustee” is defined in the Indenture.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

UCC FILINGS

DELAWARE:

1.	Amendment to Delaware Secretary of State filing no. 30353915 to assign the interest of the secured party from JPMorgan Chase Bank, N.A., Trustee to The Bank of New York, Trustee

IOWA:

1.

Amendment to Iowa Secretary of State filing no. K483584 to change the name of the secured party of record from The Chase Manhattan Bank (National Association), Trustee to JPMorgan Chase Bank, N.A., Trustee

2.	Amendment to Iowa Secretary of State filing no. K483584 to assign the interest of the secured party from JPMorgan Chase Bank, N.A., Trustee to The Bank of New York, Trustee
3.	Amendment to Iowa Secretary of State filing no. K483584 to change the name of the debtor of record from Northwestern Public Service Company to NorthWestern Corporation
4.	Amendment to Iowa Secretary of State filing no. K483584 to add the legal description of property upon which fixtures are located

NEBRASKA:

1.

Amendment to Nebraska Secretary of State filing no. 595076 to change the name of the secured party of record from The Chase Manhattan Bank (National Association), Trustee to JPMorgan Chase Bank, N.A., Trustee

2.	Amendment to Nebraska Secretary of State filing no. 595076 to assign the interest of the secured party from JPMorgan Chase Bank, N.A., Trustee to The Bank of New York, Trustee
3.	Amendment to Nebraska Secretary of State filing no. 595076 to change the name of the debtor of record from Northwestern Public Service Company to NorthWestern Corporation
4.	Amendment to Nebraska Secretary of State filing no. 595076 to add the legal description of property upon which fixtures are located

SCHEDULE 4.12

(to Bond Purchase Agreement)

5.	Amendment to Nebraska Secretary of State filing no. 9904357808-7 to assign the interest of the secured party from JPMorgan Chase Bank, N.A., Trustee to The Bank of New York, Trustee
6.	Amendment to Nebraska Secretary of State filing no. 9904357808-7 to add the legal description of property upon which fixtures are located
7.	Amendment to Nebraska Secretary of State filing no. 9904357808-7 to correct indexed name of Debtor from “North Western Corporation” to “NorthWestern Corporation”

NORTH DAKOTA:

1.

Amendment to North Dakota Secretary of State filing no. 93-00358967 to change the name of the secured party of record from The Chase Manhattan Bank (National Association) to JPMorgan Chase Bank, N.A., Trustee

2.	Amendment to North Dakota Secretary of State filing no. 93-00358967 to assign the interest of the secured party from JPMorgan Chase Bank, N.A., Trustee to The Bank of New York, Trustee
3.	Amendment to North Dakota Secretary of State filing no. 93-00358967 to change the name of the debtor of record from Northwestern Public Service Company to NorthWestern Corporation
4.	Amendment to North Dakota Secretary of State filing no. 93-00358967 to add the legal description of property upon which fixtures are located

4.12-2

DISCLOSURE DOCUMENTS

The Agreement and schedules thereto

The Memorandum

SCHEDULE 5.3

(to Bond Purchase Agreement)

SUBSIDIARIES OF THE COMPANY AND

OWNERSHIP OF SUBSIDIARY STOCK

Name of Company	Jurisdiction of its Organization	Percentage Owned
NorthWestern Services, LLC	Delaware	100
Canadian-Montana Pipeline Corporation	Canada	100
Montana Generation, LLC(1)	Delaware	100
Clark Fork and Blackfoot, LLC	Montana	100
Colstrip Lease Holdings, LLC(1)(2)	Delaware	100
NorthWestern Investments, LLC	Delaware	100
Blue Dot Services, LLC(3)	Delaware	100
Blue Dot Capital, LLC(3)	Delaware	100
Risk Partners Assurance Ltd.	Delaware	100
(1)	NorthWestern Services, LLC is the parent of Colstrip Lease Holdings, LLC and Montana Generation, LLC.
(2)

The membership interests of Colstrip Lease Holdings, LLC have been pledged to secure the $100,000,000 Credit Agreement between Colstrip Lease Holdings, LLC and WestLB AG, New York Branch, as lender, listed on Schedule 5.15.

(3)	NorthWestern Investments, LLC, is the parent of Blue Dot Services, LLC, who is the parent to Blue Dot Capital, LLC.

SENIOR OFFICERS OF THE COMPANY:

Michael J. Hanson

Brian B. Bird

Patrick R. Corcoran

David G. Gates

Thomas J. Knapp

Curtis T. Pohl

Bobbi L. Schroeppel

Gregory G. A. Trandem

DIRECTORS OF THE COMPANY:

E. Linn Draper, Jr.

Michael J. Hanson

Stephen P. Adik

Julia L. Johnson

Jon S. Fossel

Philip L. Maslowe

D. Louis Peoples

SCHEDULE 5.4

(to Bond Purchase Agreement)

FINANCIAL STATEMENTS

Audited financial statements of the Company for the fiscal year ended December 31, 2007 included in the Company’s Form 10-K for the period then ended filed on February 26, 2008.

Audited financial statements for the fiscal year ended December 31, 2006 included in the Company Form 10-K for the period.

Audited financial statements for the fiscal period ended December 31, 2005 included in the Company’s Form 10-K for the period.

SCHEDULE 5.5

(to Bond Purchase Agreement)

REQUIRED APPROVALS

Other than FERC approval, no other regulatory approvals are required in connection with the transactions contemplated by the Financing Agreements.

SCHEDULE 5.7

(to Bond Purchase Agreement)

EXISTING INDEBTEDNESS

A.      SECURED SENIOR DEBT

1.      General Mortgage Indenture and Deed of Trust dated August 1, 1993 between The Chase Manhattan Bank (National Association), as Trustee and NorthWestern Public Service Company (now known as NorthWestern Corporation), as Issuer, as amended and supplemented, pursuant to which $55.0 million of 7.00% Mortgage Bonds of NorthWestern due 2018 have been issued (to be refinanced with the proceeds of this transaction). Collateral: substantially all of the utility properties directly owned by the Company in the States of South Dakota, North Dakota, Nebraska and Iowa, subject to certain exceptions, and After Acquired Property (as defined therein).

2.      First Mortgage and Deed of Trust, dated as of October 1, 1945, by and between NorthWestern Corporation (as successor to The Montana Power Company), as Issuer, and Guaranty Trust Company of NY and Arthur E. Burke (now The Bank of New York and Ming Ryan), as trustees, as amended and supplemented, pursuant to which the following Mortgage Bonds have been issued:

(a)        $170.2 million of 4.65% First Mortgage Bonds of NorthWestern Corporation due 2023 were issued to secure the obligations of NorthWestern Corporation under a Loan Agreement, dated as of May 9, 2006, between NorthWestern Corporation and the City of Forsyth, pursuant to which the City of Forsyth loaned an aggregate amount of $170,205,000 to NorthWestern Corporation, received from the proceeds of the City of Forsyth Pollution Control Revenue Bonds Series 2006, 4.65% series, due 2023; and

(b)        $150.0 million of 6.04% First Mortgage Bonds of Northwestern Corporation due 2016.

Collateral: substantially all of the utility properties directly owned by the Company in the States of Montana and Wyoming, subject to certain exceptions, and After Acquired Property (as defined therein).

3.      Loan Agreement, dated as of June 1, 1993, by and between Grant County and the Borrower, pursuant to which Grant County loaned an aggregate amount of $6.4 million to the Borrower, received from the proceeds of the 5.90% Grant County Series 1993A Pollution Control Revenue Bonds, due 2023. Collateral: All of the Company’s interest (an undivided 23.4% share) in certain pollution control facilities at the Big Stone Plant in Grant County, South Dakota.

4.      Loan Agreement, dated as of June 1, 1993, by and between Grant County and the Borrower, pursuant to which Grant County loaned an aggregate amount of $3.4 million to the Borrower, received from the proceeds of the 5.90% Grant County Series 1993B Pollution Control Revenue Bonds, due 2023. Collateral: All of the Company’s interest (an undivided

SCHEDULE 5.15

(to Bond Purchase Agreement)

23.4% share) in certain pollution control facilities at the Big Stone Plant in Grant County, South Dakota.

5.      Loan Agreement, dated as of June 1, 1993, by and between the City of Salix and the Borrower, pursuant to which the City of Salix loaned an aggregate amount of $4.0 million to the Borrower, received from the proceeds of the 5.90% City of Salix Series 1993 Pollution Control Revenue Bonds, due 2023. Collateral: All of the Company’s interest (an undivided 8.68% share) in certain pollution control facilities located at the George Neal Generating Station near Salix, Iowa.

6.      Sale Agreement, dated as of June 1, 1993, by and between Mercer County and the Borrower, pursuant to which Mercer County loaned an aggregate amount of $7,550,000 to the Borrower, received from the proceeds of the 5.85% Mercer County Series 1993 Pollution Control Revenue Bonds, due 2023. Collateral: All of the Company’s interest (an undivided 10% interest) in certain pollution control facilities located at the Coyote Plant in Mercer County, North Dakota.

7.      Assumption of certain obligations of Montana Power, as grantor and servicer of MPC Natural Gas Funding Trust, issuer of $27.7 million of 6.2% Transition Bonds Due 2012 which are secured by a pledge of certain utility related revenues.

8.      Indenture and First Supplemental Indenture from NorthWestern to U.S. Bank National Association, as Trustee, both dated as of November 1, 2004, pursuant to which $225,000,000 of 5.875% Senior Secured Notes due 2014 have been issued. This indenture places restrictions on the amount of Indebtedness of the Company. Collateral: $161,000,000 of Montana First Mortgage Bonds, Collateral (2004) Series C, issued under and secured by the Montana Mortgage described in paragraph 2 above, and $64,000,000 of South Dakota First Mortgage Bonds, Collateral (2004) Series C, issued under and secured by the South Dakota Mortgage described in paragraph 1 above.

B.      CAPITAL LEASES

1.      Master Lease Agreement No. TFG/NR 052303 dated May 23, 2003 between Tetra Financial Group, L.L.C. and NorthWestern Corporation d/b/a/ NorthWestern Energy ($1,059,543 as of 12/31/07). Collateral: The equipment subject to the Master Lease.

2.      Various vehicle capital leases under the Lease Agreement dated April 24, 2002 between Automotive Rentals, Inc. and NorthWestern Corporation ($511,227 as of 12/31/07). Collateral: The vehicles subject to the Lease Agreement.

C.      COLSTRIP LEASE OBLIGATIONS

1.      $44.9 million of assumed debt in connection with the purchase of the Owner Participant interest of our 222 MW leased interest in the 740 MW coal-fired steam electric generation unit known as Colstrip Unit 4 located in Colstrip, Montana. Collateral: All of the

5.15.-2

Owner Trust’s interests in the Colstrip 4 facility, and the Company is the beneficial owner of the Owner Trust.

2.      $100.0 million Credit Agreement, dated December 28, 2007, among Colstrip Lease Holdings, LLC, as borrower, and West LB AG, New York Branch, as lender. Collateral: The membership interests of Colstrip Lease Holdings, LLC and a portion of the Company’s owner participant interest in Colstrip 4. The loan is otherwise non-recourse to the Company.

D.      UNSECURED INDEBTEDNESS

$200 million Credit Agreement, dated as of June 30, 2005, as amended, among NorthWestern Corporation, as borrower, the several lenders from time to time parties thereto, Deutsche Bank Securities Inc. and Lehman Brothers Inc., as joint lead arrangers, Lehman Commercial Paper Inc., as syndication agent, Union Bank of California, N.A. and KeyBank National Association, as co-documentation agents, and Deutsche Bank AG New York Branch, as administrative agent and collateral agent. This Indenture places restrictions on the amount of Indebtedness of the Company.

5.15.-3

FILINGS

See Schedule 4.12.

SCHEDULE 5.20

(to Bond Purchase Agreement)

FORM OF SUPPLEMENT

[See Attached]

EXHIBIT A

(to Bond Purchase Agreement)

FORM OF OPINION OF SPECIAL COUNSEL

TO THE COMPANY

[See Attached]

EXHIBIT 4.4(a)(i)

(to Bond Purchase Agreement)

FORM OF OPINION OF LOCAL COUNSEL

TO THE COMPANY

[See Attached]

EXHIBIT 4.4(a)(ii)

(to Bond Purchase Agreement)

FORM OF OPINION OF GENERAL COUNSEL

OF THE COMPANY

[See Attached]

EXHIBIT 4.4(a)(iii)

(to Bond Purchase Agreement)

FORM OF OPINION OF SPECIAL COUNSEL

TO THE PURCHASERS

[See Attached]

EXHIBIT 4.4(b)

(to Bond Purchase Agreement)